UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)      August 17, 2000

                               1st GENX.COM, INC.
                              (Name of Registrant)

  Nevada                            0-27715                   86-0871081
(State or other jurisdiction       (Commission              (IRS Employer
  of incorporation)                File Number)             Identification No.)


               565 Bernard Avenue, Suite 101, Kelowna, BC V1Y 8R4
                    (Address of principle executive offices)



Registrants telephone number, including area code     (250) 860-9551


       E-Vegas.COM, Inc. 1128-789 W. Pender Street, Vancouver, BC V6C 1H2

          (Former name or former address, if changed since last report)







Item 1.  Changes in Control of Registrant

No events to reports

Item 2. Acquisition or Disposition of Assets

A- On July 13, 2000 the Company entered into an agreement to acquire the exclusive worldwide rights to market, license and sub license certain casino gaming, sportsbook and indices wagering software from Mansion Sequndo Milenio, SA and software development company located and registered in Costa Rica in exchange for $300,000 and 2,000,000 shares of common stock. The Company will issue an additional 250,000 shares of common stock for each license delivered by Mansion in the next twelve months.

B- On June 30, 2000 the Company entered into a joint venture agreement effective August 3, 2000 with World Sales and Merchandising, Inc., a Toronto Ontario corporation, for the purpose of creating a gaming portal and eventually an IPO and such purposes as may be agreed upon in the joint venture shall be Gamble-gate.COM.

Item 3.  Bankruptcy of Receivership

No events to report.

Item 4. Changes in Registrants Certifying Accountant

No events to report

Item 5. Other  Matters

At the Annual Meeting of Shareholders held July 20, 2000, the shareholders approved changing the name of the Corporation to: 1st GENX.COM, Inc. The Shareholders approved an amendment to the Articles of Incorporation to authorize Ten Million (10,000,000) shares of preferred stock $.01 par value that may be issued in series.

Item 6. Resignation of Registrants Directors

At the Annual Meeting of Shareholders held July 20, 2000 the shareholders elected the following persons to serve as directors for one year or until the next annual meeting or until their successors are duly qualified:

                  Antal Markus                                Allen Serwa
                  Larry J. Olsen                              Dean E. Fox
                  Rafael de Nayo

Item 7.  Financial Statements

         None.

Exhibits
         Item 2  A        Mansion Sequndo Milenio, SA Licensing Agreement

         Item 2  B        Joint Venture Memorandum of Agreement

         Item 5            Name and Share Amendment




     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed in its behalf by the undersigned hereinto duly authorized.




                                                     E-Vegas.COM, Inc.




                                                     Antal Markus, President

August 17, 2000